                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               TBC CORPORATION
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   [TBC LOGO]

                             4770 HICKORY HILL ROAD
                            MEMPHIS, TENNESSEE 38141

          NOTICE OF 1994 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

                                 APRIL 28, 1994

To the Stockholders of TBC Corporation:

     The Annual Meeting of Stockholders of TBC Corporation will be held at the Adam's Mark Hotel, 939 Ridgelake Boulevard, Memphis, Tennessee, on Thursday, April 28, 1994, at 9:30 a.m., Central Daylight Savings Time, for the purpose of considering and voting upon:

        (1) Election of three directors to serve for a term of three years.

        (2) Approval of the appointment of Coopers & Lybrand as independent public accountants of the Company for the year ending December 31, 1994.

        (3) Transaction of such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors of the Company has fixed the close of business on March 11, 1994 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting, during normal business hours, for a period of 10 days prior to the Annual Meeting, at the Company's offices at the address set forth above. The list will also be available at the Annual Meeting.

     It is important that your shares be represented at the meeting. For that reason we ask that you please mark, date, sign and return the enclosed proxy in the envelope provided. Giving the proxy will not affect your right to vote in person if you attend the meeting.

                                          By Order of the Board of Directors

                                          Stanley A. Freedman, Secretary
Memphis, Tennessee
March 28, 1994

                                   [TBC LOGO]

                             4770 HICKORY HILL ROAD
                            MEMPHIS, TENNESSEE 38141

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This Proxy Statement is furnished to stockholders of TBC Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by its Board of Directors of proxies to be used at the Annual Meeting of Stockholders to be held on April 28, 1994, and any adjournment thereof. The close of business on March 11, 1994 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders. The Company has one class of shares outstanding, namely Common Stock, of which there were 28,345,714 shares outstanding at the close of business on March 11, 1994. Each share entitles the holder thereof to one vote.

     All properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted in accordance with the Board of Directors' recommendations. A stockholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving notice to the Company in writing or in open meeting, but without affecting any vote previously taken.

     An affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote is required for approval of all items being submitted to the stockholders for their consideration. Abstentions and broker non-votes will be included in the determination of the number of shares present and voting, but will not count as affirmative votes at the meeting.

     The costs of preparing, assembling and mailing this Proxy Statement and the accompanying proxy are to be borne by the Company. The Company will, upon request, reimburse banks, brokerage houses and other institutions for their expenses in forwarding proxy materials to their principals. Directors, officers and regular employees of the Company may solicit proxies personally from some stockholders if proxies are not received promptly.

     This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about March 28, 1994.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. Two classes are comprised of three directors and one class of four. One class of directors is elected at each Annual Meeting of Stockholders for a term of three years. At the 1994 Annual Meeting, stockholders will elect three directors who will hold office until the 1997 Annual Meeting and until their successors are elected and qualified.

     The nominees of the Board of Directors are Marvin E. Bruce, Robert E. Carroll, Jr., and Robert H. Dunlap, all of whom are presently directors and are nominated to succeed themselves. The Company does not have a standing nominations committee. It is the intention of the proxy agents named in the accompanying proxy, unless directed otherwise, to vote each proxy for the election of Messrs. Bruce, Carroll, and Dunlap. Should any of them be unable to accept the office of director, an eventuality which is not anticipated, proxies may be voted with discretionary authority for a substitute nominee or nominees designated by the Board of Directors.

     Set forth below is certain information concerning each nominee for director and each director whose term of office continues after the 1994 Annual Meeting.

NOMINEES TO BE ELECTED FOR A TERM EXPIRING IN 1997:

     MARVIN E. BRUCE, 65, was elected Chairman of the Board of Directors in 1991 and has been a director of the Company since 1972 and Chief Executive Officer since 1973. Mr. Bruce was the Company's President from 1972 until 1991. Mr. Bruce is also a director of KRUG International Corp. and Union Planters Corporation, a bank holding company.

     ROBERT E. CARROLL, JR., 66, has been a director of the Company since 1970. Mr. Carroll has been the President of Carroll's, Inc., a wholesale distributor of tires and automotive accessories, since it was incorporated in 1960.

     ROBERT H. DUNLAP, 64, has been a director of the Company since 1970. Mr. Dunlap has been the Chairman of the Board of Dunlap & Kyle Co., Inc., a wholesale distributor of tires and automotive accessories, since 1993. From 1960 until his election as Chairman of the Board, Mr. Dunlap served as President of Dunlap & Kyle.

DIRECTORS CONTINUING IN OFFICE UNTIL 1995:

     LOUIS S. DiPASQUA, 59, has been President and Chief Operating Officer and a director of the Company since 1991. From 1989 until joining the Company, Mr. DiPasqua was Vice President, Replacement Tire Sales and Marketing for the Goodyear Tire & Rubber Company and prior to that was President and Chief Executive Officer of Kelly Springfield Tire Company, a wholly-owned subsidiary of Goodyear. From 1984 to 1988, Mr. DiPasqua was Chairman and Managing Director of Goodyear Great Britain.

     DWAIN W. HIGGINBOTHAM, 62, has been a director of the Company since 1970. Mr. Higginbotham has been the President of National Brands Tire Co., Inc., which operates retail tire sales and service stores, since it was incorporated in 1956.

     CHARLES D. SOLOMONSON, 63, has been a director of the Company since 1987. From 1981 until 1987, Mr. Solomonson was Executive Vice President and Chief Financial and Administrative Officer of the former Holiday Corporation, which owned and operated hotels worldwide. Mr. Solomonson also served as a member of Holiday Corporation's Board of Directors and Executive Committee from 1980 until 1986.

     NICHOLAS F. TAUBMAN, 59, has been a director of the Company since 1971. Mr. Taubman has been the Chairman of the Board of Advance Stores Company, Inc., which operates retail automotive parts and accessories stores, since 1985. From 1969 until his election as Chairman of the Board, Mr. Taubman served as President of Advance Stores Company.

DIRECTORS CONTINUING IN OFFICE UNTIL 1996:

     STANLEY A. FREEDMAN, 71, has been Secretary of the Company since 1977 and a director since 1983. Since 1989 Mr. Freedman has been a member of the law firm of Thompson, Hine and Flory. From 1961 until 1989, Mr. Freedman was a member of the law firm of Smith & Schnacke.

     RICHARD A. McSTAY, 57, has been a director of the Company since 1983. Mr. McStay has been the President of Southern Capital Advisors, Inc., a division of Morgan Asset Management and a registered investment adviser, since 1986. Mr. McStay is also a Managing Director of Morgan Asset Management's parent company, Morgan, Keegan & Company, Inc., a brokerage and investment banking firm headquartered in Memphis, Tennessee, and has been affiliated with Morgan, Keegan since 1974. Mr. McStay is also a director of Envoy Corporation.

     ROBERT M. O'HARA, 67, has been a director of the Company since 1983. Mr. O'Hara has been the Chairman and Chief Executive Officer of Falcon Management, a management consulting firm, since 1983. Mr. O'Hara was Senior Vice President of The Mead Corporation from 1981 to 1983 and Corporate Group Vice President from 1974 to 1981. Mr. O'Hara is also a director of Kerr Glass Manufacturing Corp.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     There were four meetings of the Board of Directors in 1993. The Compensation Committee held four meetings, the Audit Committee held two meetings, and the Executive Committee held no meetings in 1993. Each director attended at least 75% of the meetings of the Board and of the committees on which he served.

     The Audit Committee (of which Mr. Taubman is chairman and Messrs. Higginbotham, O'Hara, and Solomonson are members) recommends annually the appointment of the independent public accountants for the Company. The Committee meets with the independent public accountants and appropriate management personnel to review the scope and results of the annual audit of the Company's financial statements. The Committee also reviews the recommendations of the independent public accountants in regard to the Company's accounting practices, policies, procedures and overall internal controls. The Committee also reviews the Company's procedures for assuring compliance with the Company's policy on standards of business conduct and the Company's policy against insider trading.

     The Compensation Committee (of which Mr. Freedman is chairman and Messrs. Dunlap and McStay are members) fixes the compensation of officers of the Company elected by the Board, establishes policies and guidelines in regard to employee compensation in general, and administers the Company's compensation plans, stock option plans, and Executive Supplemental Retirement Plan.

     The Executive Committee (of which Mr. Bruce is chairman and Messrs. Carroll, DiPasqua, Dunlap and Taubman are members) is empowered between meetings of the Board to exercise the full authority of the Board except as to matters not delegable to a committee under the Delaware General Corporation Law and as to matters that have been delegated to other committees of the Board.

     Non-employee members of the Board of Directors receive $15,000 per year, payable quarterly, for services as directors, plus $750 ($375 in the case of telephonic meetings lasting one hour or less) for attendance at each meeting of the Board or a committee of the Board of which they are members. A director may elect to defer receipt of all or a portion of fees payable for service on the Board and any committees of the Board. Interest is accrued on deferred amounts, and payment of deferred amounts commences after the director ceases to be a director.

     In addition to the fees described above, pursuant to the Company's 1989 Stock Incentive Plan (the "1989 Plan"), each non-employee director is automatically granted, on the date of each Annual Meeting of Stockholders, restricted stock having a market value of $5,000 on the date of grant. The non-employee director may vote the stock and receive dividends, if declared and paid, but may not dispose of the stock until the expiration of a defined restriction period or the earlier lapse of restrictions. Each share of restricted stock is accompanied by four nonqualified stock options, which are exercisable only under certain conditions and expire as the associated restricted stock vests. If the options are exercised, the associated shares of restricted stock are forfeited. The restricted shares are also forfeited to the Company if the non-employee director ceases to be a director of the Company prior to the end of the restriction period for reasons other than death, retirement, disability or failure to be re-elected. If the non-employee director ceases to be a director for any of the above-stated reasons or a Change in Control (as defined in the 1989 Plan) of the Company occurs, all restrictions lapse.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The three current members of the Compensation Committee, Messrs. Dunlap, Freedman, and McStay, served as members of the Compensation Committee throughout 1993. None of the three Committee members is a present or former employee of the Company, and Messrs. Dunlap and McStay are not now and have never been officers of the Company. Mr. Freedman serves as Secretary of the Company, but receives no additional compensation for his services as such.

     Mr. Dunlap is the Chairman of the Board and sole owner of Dunlap & Kyle Co., Inc., one of the Company's distributors, and owns a controlling interest in another of the Company's distributors, Hesselbein Tire Co., Inc. In 1993, purchases by Dunlap & Kyle Co., Inc. and Hesselbein Tire Co., Inc. from the Company amounted to $50,342,000 in the aggregate. Thompson, Hine and Flory, the law firm of which Mr. Freedman is a member, serves as legal counsel to the Company. Southern Capital Advisors, Inc., which Mr. McStay serves as President, performs money management services for the Company's Retirement Plan.

CERTAIN TRANSACTIONS

     In addition to Mr. Dunlap, two other members of the Board of Directors of the Company are executive officers or more than 10% equity owners of distributors of the Company whose purchases from the Company in 1993 exceeded either 5% of the Company's consolidated gross revenues in 1993 or 5% of the distributor's consolidated gross revenues during its last fiscal year.

     Mr. Carroll is the President and principal owner of Carroll's, Inc. During 1993, purchases by Carroll's, Inc. from the Company totaled $88,978,000 and purchases by distributors which operate under arrangements with, and may pay compensation to, Carroll's, Inc. totaled $3,539,000.

     Mr. Higginbotham is the President and sole owner of National Brands Tire Co., Inc. During 1993, purchases by National Brands Tire Co., Inc. from the Company totaled $1,023,000.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer for 1993, 1992, and 1991.

                                                                     LONG TERM COMPENSATION
                                                                             AWARDS
                                                                 ------------------------------
                                        ANNUAL COMPENSATION       RESTRICTED      SECURITIES
                                       ---------------------        STOCK         UNDERLYING
NAME AND PRINCIPAL POSITION   YEAR      SALARY      BONUS(A)     AWARDS(B)(C)   OPTIONS/SARS(D)
- ----------------------------  ----     --------     --------     ------------   ---------------
Marvin E. Bruce.............  1993     $500,000     $    --        $     --          30,928
  Chairman and Chief          1992      450,008     119,285          39,748              --
  Executive Officer           1991      431,256      28,399           9,465          45,762
Louis S. DiPasqua...........  1993      303,180          --              --          18,753
  President and Chief         1992      288,744      76,532          25,510              --
  Operating Officer           1991      240,625      15,847         198,405          72,685
Bob M. Hubbard..............  1993      170,664          --              --           7,038
  Senior Vice President       1992      162,540      43,091          14,351              --
  Purchasing and Engineering  1991      154,800      10,201           3,390          11,805
Ronald E. McCollough........  1993      154,524          --              --           6,372
  Senior Vice President       1992      147,168      39,012          12,997              --
  Operations                  1991      140,160       9,231           3,075          11,452
Kenneth P. Dick.............  1993      133,788          --              --           5,517
  Senior Vice President       1992      127,416      36,908          12,287              --
  Sales                       1991      121,344      18,324           6,090           9,253

(a) Represents cash portion of bonuses paid under the Company's Management Incentive Compensation Plan ("Incentive Plan") or at the discretion of the Compensation Committee of the Board of Directors.

(b) Represents dollar value of the 2,465, 1,582, 890, 806, and 762 shares awarded for 1992, and 947, 528, 339, 307, and 609 shares awarded for 1991, to Messrs. Bruce, DiPasqua, Hubbard, McCollough, and Dick, respectively, as the restricted stock portion of bonuses paid under the Incentive Plan or at the discretion of the Compensation Committee. Also includes for 1991, in the case of Mr. DiPasqua, the dollar value of 33,750 restricted shares granted to him when he joined the Company. Amounts shown are market values on the date of grant (without reduction to take into account restrictions on the shares). One-third of the restricted stock vests each year, beginning on the first anniversary of the date of grant. Individuals holding restricted shares receive dividends on them, if declared and paid, to the same extent as other stockholders.

(c) At December 31, 1993, Mr. Bruce held 3,096 restricted shares having a market value of $38,313; Mr. DiPasqua held 13,184 restricted shares having a market value of $163,152; Mr. Hubbard held 1,116 restricted shares having a market value of $13,811; Mr. McCollough held 1,010 restricted shares having a market value of $12,499; and Mr. Dick held 1,168 restricted shares having a market value of $14,454. (Market values provided reflect no reduction in value for restrictions on the shares.)

(d) Represents number of shares subject to options granted under the Company's 1989 Stock Incentive Plan in accordance with the regular biennial program adopted by the Compensation Committee. Also includes for 1991, in the case of Mr. DiPasqua, 45,000 shares subject to options granted to him when he joined the Company. No stock appreciation rights ("SARs") were granted in 1993, 1992, or 1991.

EMPLOYMENT CONTRACTS

     The Company has employment agreements with Messrs. Bruce, DiPasqua, Hubbard, McCollough, and Dick. The agreement with Mr. Bruce expires on the earlier of the date of his retirement or July 31, 1994, the agreement with Mr. DiPasqua expires January 31, 1995, and the agreements with Messrs. Hubbard, McCollough, and Dick expire October 31, 1994. Pursuant to the agreements, Messrs. Bruce, DiPasqua, Hubbard, McCollough, and Dick currently receive annual salaries of $500,000, $318,336, $179,196, $162,252, and $140,472, respectively, which are subject to such increases as may be authorized by the Board of Directors. Messrs. DiPasqua, Hubbard, McCollough and Dick may elect to defer payment of all or any part of their compensation.

     In the event the employee dies or becomes disabled, payment of his annual salary will continue until July 31, 1994 in the case of Mr. Bruce, and for a six-month period in the cases of Messrs. DiPasqua, Hubbard, McCollough, and Dick. In the event that employment is terminated within certain specified periods after a Change in Control (as defined in the agreements) of the Company, other than as a result of death or disability, the terminated executive will continue to receive his salary and any deferred compensation for the longer of
(a) the remaining term of the agreement or (b) a three-year period in the case of Mr. Bruce, or a one-year period in the cases of Messrs. DiPasqua, Hubbard, McCollough, and Dick. In addition, an executive terminated after a Change in Control is entitled to receive a monthly payment equal to one-twelfth of the average annual amount of any awards made to him during the preceding two fiscal years under any incentive compensation plan of the Company. This monthly payment would continue for a period of twelve months in the case of Mr. Bruce, and for a period of six months in the cases of Messrs. DiPasqua, Hubbard, McCollough, and Dick. Further, an executive terminated after a Change in Control would be entitled to exercise within 90 days after the termination of employment any options held under Company stock option plans. Each employment agreement also provides that the executive is entitled to participate in the Company's Executive Supplemental Retirement Plan, and the agreements with Messrs. Bruce and DiPasqua provide for certain additional supplemental retirement benefits. See "Retirement Benefits."

OPTION/SAR GRANTS

     The following table sets forth information concerning options to purchase shares of the Company's Common Stock which were granted during the year ended December 31, 1993 to each of the Company's executive officers named in the table. No stock appreciation rights ("SARs") were granted in 1993.

     The table shows, among other things, hypothetical potential gains from stock options granted in 1993. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the price of the Company's Common Stock over the ten year life of the options. The assumed rates of growth were selected by the Securities and Exchange Commission for illustrative purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.

     Based upon the number of shares of the Company's Common Stock outstanding at the end of 1993, if the Company's Common Stock achieves a 5% annual growth rate, its price would increase by 63% from $12.125 (the closing price of the Company's Common Stock on July 22, 1993, when the options were granted) to $19.75 at the end of the ten year option term, and the Company's stockholders would gain $216,375,000 in aggregate market value. If the Company's Common Stock achieves a 10% annual growth rate, its price would increase by 159% from $12.125 to $31.45 during the same period, and the Company's stockholders would gain $548,386,000 in aggregate market value.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                         POTENTIAL
                                                                                        REALIZABLE
                                                                                     VALUE AT ASSUMED
                                                                                      ANNUAL RATES OF
                                                                                        STOCK PRICE
                                                                                     APPRECIATION FOR
                               INDIVIDUAL GRANTS(A)                                     OPTION TERM
- -------------------------------------------------------------------------------------------------------
                        NO. OF SECURITIES    % OF TOTAL
                           UNDERLYING       OPTIONS/SARS     EXERCISE
                          OPTIONS/SARS       GRANTED TO        PRICE    EXPIRATION
          NAME               GRANTED      EMPLOYEES IN 1993  PER SHARE     DATE        5%        10%
- ----------------------------------------- -----------------  ---------  ----------  --------   --------
Marvin E. Bruce.........       30,928             29%         $12.125     7/21/03   $235,826   $597,684
Louis S. DiPasqua.......       18,753             18           12.125     7/21/03    142,992    362,402
Bob M. Hubbard..........        7,038              7           12.125     7/21/03     53,665    136,009
Ronald E. McCollough....        6,372              6           12.125     7/21/03     48,587    123,139
Kenneth P. Dick.........        5,517              5           12.125     7/21/03     42,067    106,616

- ---------------

(a) In general, options granted in 1993 are not exercisable for the first twelve months following the date of grant. Options vest in equal annual installments, becoming exercisable for one-third of the underlying Common Stock on the first anniversary of the date of grant and for an additional one-third of the underlying Common Stock on each of the second and third anniversaries of the date of grant.

OPTION/SAR EXERCISES AND YEAR-END VALUES

     During the year ended December 31, 1993, none of the five executive officers named in the Summary Compensation Table exercised any stock options or stock appreciation rights with respect to the Company's Common Stock.

     The following table sets forth aggregated information concerning the number and value of outstanding stock options and SARs with respect to the Company's Common Stock held by each of the named executive officers at December 31, 1993.

                       FISCAL YEAR END OPTION/SAR VALUES

                                          NUMBER OF SECURITIES
                                         UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                              OPTIONS/SARS               IN-THE-MONEY OPTIONS/SARS
                                          AT DECEMBER 31, 1993            AT DECEMBER 31, 1993(A)
                                      -----------------------------     ----------------------------
                NAME                  EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ------------------------------------  -----------     -------------     -----------     ------------
Marvin E. Bruce.....................     15,254           46,182         $  88,855        $ 96,587
Louis S. DiPasqua...................     34,334           57,104           224,896         240,533
Bob M. Hubbard......................     21,550           10,973           146,322          24,681
Ronald E. McCollough................     20,022           10,190           135,458          23,833
Kenneth P. Dick.....................     57,387            8,602           546,592          19,349

- ---------------

(a) Represents the market value of the stock options and SARs on December 31, 1993, less the aggregate exercise price.

RETIREMENT BENEFITS

     The Company has a non-contributory, defined benefit Retirement Plan (the "Retirement Plan") for officers and other employees. The following table shows the estimated maximum annual retirement benefits payable at normal retirement (age 65) under the Retirement Plan at selected compensation levels after various years of service. Amounts shown are straight life annuity amounts before reduction for Social Security benefits.

                               PENSION PLAN TABLE

                                                            YEARS OF SERVICE
                                      ------------------------------------------------------------
            REMUNERATION              15 YRS.      20 YRS.      25 YRS.      30 YRS.      35 YRS.
- ------------------------------------  --------     --------     --------     --------     --------
$100,000............................  $ 26,250     $ 35,000     $ 41,250     $ 47,500     $ 53,750
 200,000............................    52,500       70,000       82,500       95,000      107,500
 300,000............................    78,750      105,000      123,750      142,500      161,250
 400,000............................   105,000      140,000      165,000      190,000      215,000
 500,000............................   131,250      175,000      206,250      237,500      268,750
 550,000............................   144,375      192,500      226,875      261,250      295,625

     A participant's remuneration covered by the Retirement Plan is his or her average annual compensation for the five highest consecutive years during the participant's last ten years of employment with the Company. In the case of the executive officers identified in the Summary Compensation Table, covered compensation includes amounts listed as salary and bonus, but does not include any amounts deferred pursuant to their employment agreements. The credited years of service under the Retirement Plan for each officer named in the Summary Compensation Table are as follows: Bruce -- 21; DiPasqua -- 3; Hubbard -- 32; McCollough -- 20; and Dick -- 22.

     Provisions of the Internal Revenue Code limit the amount of annual benefits that may be paid to any participant under the Retirement Plan and the amount of annual covered compensation of any participant for purposes of the Retirement Plan. The discussion set forth above does not reflect these limitations.

     Each of the Company's executive officers named in the Summary Compensation Table also participates in the Company's unfunded Executive Supplemental Retirement Plan (the "Supplemental Plan"). In general, the Supplemental Plan provides supplemental pension benefits to offset the Internal Revenue Code limitations described above and to ensure that participants who are at least 65 years old and have completed at least 20 credited years of service receive total annual retirement benefits under the Retirement Plan and the

Supplemental Plan which are not less than 60% of the average of the three highest consecutive calendar years of the participant's compensation within the last ten completed calendar years during which the participant received any compensation. Supplemental benefits are reduced if the participant does not meet the age and years of service thresholds.

     Compensation covered by the Supplemental Plan includes all salary, incentive compensation, deferred compensation, grants of restricted stock, and grants of stock options to the extent that fair market value on the date of grant exceeds the option price.

     The employment agreements of Messrs. Bruce and DiPasqua provide supplemental retirement benefits which each may elect to receive in lieu of benefits under the Supplemental Plan. Under the agreements, each is entitled to supplemental retirement benefits in an amount equal to the difference between the benefits he would have received under the Retirement Plan had certain assumptions been made and the benefits actually payable to him under the Retirement Plan.

     Both employment agreements require benefits to be calculated under the assumption that Internal Revenue Code limitations had not been enacted and that compensation covered by the Retirement Plan includes salary, deferred compensation and amounts paid under incentive compensation or other compensation plans. Mr. DiPasqua's benefits also are to be calculated assuming that he has earned an additional 28 years and 7 months of credited service under the Retirement Plan, and his supplemental benefits are to be reduced by the amount of his retirement benefits from his former employer. In the case of Mr. Bruce, benefits are also to be calculated assuming that he has 25 years of credited service and that his average monthly compensation for purposes of the Retirement Plan is equal to the greater of his average monthly covered compensation (as described above) during the years specified in the Retirement Plan or his average monthly covered compensation during the last full fiscal year that he was employed as Chief Executive Officer.

REPORT OF THE COMPENSATION COMMITTEE

     Pursuant to resolutions adopted by the Company's Board of Directors, the Compensation Committee of the Board of Directors has all the power and authority of the Board of Directors to fix the compensation of executive officers of the Company and to determine compensation guidelines for the entire Company. In addition, the Compensation Committee administers various compensation plans of the Company, including the Management Incentive Compensation Plan (the "Incentive Plan") and the 1989 Stock Incentive Plan (the "1989 Plan"). From time to time, the Compensation Committee has employed the services of The Wyatt Company, a compensation and actuarial consulting firm, for advice in matters of executive compensation.

     In the view of the Compensation Committee, the compensation opportunities available to the Company's executive officers are an integral part of the Company's ability to attract, motivate, and retain executive officers upon whose judgment, initiative, and efforts the growth and success of the Company are largely dependent. As in previous years, the Compensation Committee's policy with respect to executive compensation continues to be to provide executive officers with a total compensation package which is externally competitive and internally equitable and the components of which encourage and reward performance that directly and positively impacts the Company's growth and success.

     The key components of the compensation packages of the Company's executive officers are annual salary, bonuses dependent upon Company performance, and long term, stock-based incentives. In addition, the Company's executive officers also receive health, accident, and life insurance, retirement, and other personal benefits typically offered to executives by major corporations.

     The minimum annual salary of each of the five most highly compensated executive officers of the Company, including the Chief Executive Officer, is fixed pursuant to his employment agreement with the Company, subject to increases by the Compensation Committee. Each year, the Chief Executive Officer or Chief Operating Officer of the Company makes recommendations as to salary adjustments for the other executive officers of the Company. For the year 1993, the Chief Executive Officer recommended salary increases of 5% for all other executive officers of the Company. The Chief Executive Officer's recommendation was supported by surveys conducted by the Mid-South Compensation Association, the American

Compensation Association, Hewitt Associates, William H. Mercer, Inc., and The Wyatt Company. Those surveys projected 1993 salary increases ranging from 4.8% to 5.3% for exempt employees or, in several cases, for officers and executives. The Committee concluded that the recommendation of the Chief Executive Officer to grant a 5% salary increase for 1993 to each of the other executive officers was not out of line, and accordingly adopted the recommendation. The Committee increased the salary of the Chief Executive Officer, which had not been adjusted for the prior two years, from $450,000 to $500,000.

     Traditionally, the Company has not tied salary levels to corporate performance, and relies instead on its Incentive Plan to relate compensation to performance.

     The Company's executive officers and certain other management employees participate in the Incentive Plan, which provides annual bonuses based upon specified increases in the net operating income, as defined in the Plan, of the Company as a whole or, in the case of participants whose responsibilities extend primarily to a particular area of the Company's business, of that portion of the Company's business. For incentive compensation to be available under the Plan, net operating income for the year for all or the relevant portion of the Company's business must not only equal or exceed the net operating income for the prior year, but must also exceed by 10% or more a weighted average of the net operating income for the three preceding years. The amount available for distribution in respect of any year is determined by multiplying the aggregate salaries of each category of Plan participants for the year by the percentage increase in net operating income for that year over the weighted average net operating income for the preceding three years applicable to that category. No individual may be awarded more than his or her proportionate share, based upon the percentage his or her salary represents of the aggregate salaries of Plan participants in the same category. Actual awards are determined by the Compensation Committee, after taking into account the recommendations of the Chief Executive Officer and such other matters as the Committee considers appropriate.

     The Incentive Plan further provides that 75% of the amount of each participant's bonus shall be paid in cash (subject to certain maximum caps) and the balance of the amount is to be paid by a grant of restricted shares, subject to the provisions of the 1989 Plan. The restricted shares vest over a period of three years beginning on the first anniversary of their date of grant and are forfeited if the participant leaves the Company prior to their vesting.

     In 1992, the Company achieved the best financial results in its history. 1993 represented the second best year in the history of the Company; however, the Company's net operating income for 1993 was less than its 1992 net operating income and exceeded the weighted average of the net operating income for the three preceding years by less than 10%. Because the performance levels required by the Incentive Plan were not met, no payments to the Company's Chief Executive Officer or any other executive officer were made for 1993 under the Incentive Plan.

     The Compensation Committee believes that the Company should encourage its executive officers to invest in and increase their ownership of the Company's Common Stock. Executive officers who also have a significant investment in the Company as stockholders have a major incentive to build stockholder value, and their long term interests are more closely aligned with those of the Company's stockholders.

     In addition to the restricted shares that executive officers receive in payment of part of their annual bonus, long term, stock-based incentives are also provided to the Company's executive officers through the grant of stock options under the 1989 Plan. Such options typically expire in ten years and are granted at the fair market value of the Company's Common Stock on the date of grant. Based upon the 1989 recommendations of The Wyatt Company, the Compensation Committee grants stock options to executive officers of the Company under a regular biennial program which generally provides that options will be granted to each executive officer for that number of shares which has a fair market value on the date of grant equal to a specified percentage of his annual salary (50% for those with salaries between $100,000 and $200,000, 66% for those with salaries between $200,000 and $300,000, and 75% for those with salaries exceeding $300,000). The Committee does not consider the amounts of stock options and restricted stock outstanding or previously granted in deciding whether to award options under the 1989 Plan.

     In 1993, stock options were awarded under this biennial program to each of the Company's five most highly compensated executive officers, including the Chief Executive Officer, in accordance with the formula described in the preceding paragraph. In the case of Mr. Bruce, application of the formula resulted in his receiving an option to purchase 30,928 shares of the Company's Common Stock at their fair market value on the date of grant, namely, $375,000 (which equals 75% of his 1993 annual salary).

     Through the use of annual bonuses based upon Company performance and restricted stock and stock option grants which will become more valuable if the value of the Company's Common Stock increases, the Compensation Committee believes that its compensation policies for the Company's executive officers, including its Chief Executive Officer, effectively tie executive compensation to the Company's performance and stockholder value.

                                            THE COMPENSATION COMMITTEE
                                              Stanley A. Freedman, Chairman
                                              Robert H. Dunlap
                                              Richard A. McStay

THE COMPANY'S CUMULATIVE TOTAL RETURN TO STOCKHOLDERS

     The graph which follows compares the Company's cumulative total return to stockholders for the five year period ended December 31, 1993, with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index and the Standard & Poor's Auto Parts After Market Stock Price Index for such five year period. The graph assumes that $100 was invested on December 31, 1988 in the Company's Common Stock and in each of the two indexes and that dividends were reinvested.

                                                                   S&P Auto
      Measurement Period          TBC Corpo-                      Parts-After
    (Fiscal Year Covered)           ration          S&P 500         Market
1988                                       100             100             100
1989                                       149             132             107
1990                                       143             128              79
1991                                       238             166             145
1992                                       409             179             182
1993                                       321             197             212

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of December 31, 1993 with respect to the number of shares of Common Stock of the Company beneficially owned by each director of the Company, each executive officer of the Company named in the Summary Compensation Table, all directors and executive officers of the Company as a group, and each other person known by the Company to be the beneficial owner of 5% or more of the Company's outstanding shares.

     For purposes of this table, a person is considered to beneficially own any shares if the person, directly or indirectly, has (or has the right to acquire within 60 days after December 31, 1993) sole or shared power (i) to vote or to direct the voting of such shares or (ii) to dispose or to direct the disposition of such shares. In the case of shares listed as being beneficially owned by an individual and a corporation, the individual may be deemed to share beneficial ownership of such shares, which are held of record by the corporation, because of the individual's relationship with the corporation. In the case of shares listed as being beneficially owned only by an individual, voting power and investment power are exercised solely by the named individual or are shared by such individual and his spouse or children. Individuals holding restricted shares may vote them and receive dividends, but may not dispose of the restricted shares until the applicable restriction period expires.

                                                         NUMBER OF SHARES
                                                           BENEFICIALLY
                                                           OWNED AS OF              PERCENT
                         NAME                           DECEMBER 31, 1993         OF CLASS(A)
    -----------------------------------------------  ------------------------     -----------
    Marvin E. Bruce................................          2,216,407(b)              7.8%
    Robert E. Carroll, Jr. and Carroll's, Inc.
      Profit Sharing Plan and Trust................             40,149(c)(d)            (e)
    Kenneth P. Dick................................             60,018(f)               (e)
    Louis S. DiPasqua..............................             87,361(g)               (e)
    Robert H. Dunlap and Dunlap & Kyle Co., Inc....            408,751(d)              1.4
    Stanley A. Freedman............................             17,368(d)               (e)
    Dwain W. Higginbotham..........................             11,449(d)               (e)
    Bob M. Hubbard.................................             25,249(h)               (e)
    Ronald E. McCollough...........................             35,496(i)               (e)
    Richard A. McStay..............................              5,502(d)               (e)
    Robert M. O'Hara...............................             19,806(d)               (e)
    Charles D. Solomonson..........................              7,243(d)               (e)
    Nicholas F. Taubman, Advance Stores
      Company, Inc. and Adstock, Inc...............          1,256,236(d)              4.4
    Directors and Executive Officers as a Group
      (15 persons).................................          4,207,216(j)             14.7
    Nicholas Company, Inc..........................          3,007,561(k)             10.6
    First Pacific Advisors, Inc....................          2,041,500(l)              7.2

- ---------------

(a)   Percentages are calculated based upon the number of shares of Common Stock outstanding on December 31, 1993, plus the number of shares subject to outstanding options held by the named individual or group, as the case may be, and exercisable within 60 days thereafter.
(b)   Includes 15,254 shares subject to outstanding options and 3,096 restricted shares. Mr.
      Bruce's mailing address is: TBC Corporation, 4770 Hickory Hill Road, Memphis, Tennessee
      38141.

(c)   Includes 37,968 shares held by Carroll's, Inc. Profit Sharing Plan and Trust as to which Mr. Carroll disclaims beneficial ownership.
(d)   Includes 469 restricted shares granted in 1992 and 305 shares granted in 1993 (but not the shares subject to the options granted in tandem with these restricted shares, since the options are not presently exercisable). Also includes, in the case of Mr. Dunlap,
      6,684 shares subject to presently exercisable options granted in tandem with prior grants of restricted shares (which restricted shares are not included because they will be forfeited if the related options are exercised).
(e)   Represents less than one percent of the outstanding shares of Common Stock of the
      Company.
(f)   Includes 57,387 shares subject to outstanding options and 1,168 restricted shares.
(g)   Includes 51,501 shares subject to outstanding options and 13,184 restricted shares.
(h)   Includes 21,550 shares subject to outstanding options and 1,116 restricted shares.
(i)   Includes 20,022 shares subject to outstanding options and 1,010 restricted shares.
(j)   Includes 185,863 shares subject to outstanding options and 27,283 restricted shares.
(k)   According to a Schedule 13G Report, dated February 8, 1994 and filed with the
      Securities and Exchange Commission, as of December 31, 1993, Nicholas Company, Inc., a
      registered investment adviser, had sole power to dispose or to direct the disposition of 3,007,561 shares of the Company's Common Stock; Nicholas Fund, Inc., an affiliated registered open-end management investment company for which Nicholas Company, Inc.
      acted as investment adviser, had sole power to vote or to direct the voting of
      1,536,975 of such shares; and Albert O. Nicholas, the president and director of the two companies and the majority shareholder of Nicholas Company, Inc., may be deemed to be the indirect beneficial owner of the reported shares by virtue of his relationship with the two companies (although Mr. Nicholas disclaims such beneficial ownership). The business address of the two companies and Mr. Nicholas is 700 North Water Street,
      Milwaukee, Wisconsin 53202.
(l)   According to a Schedule 13G Report, dated February 9, 1994 and filed with the
      Securities and Exchange Commission, as of December 31, 1993, First Pacific Advisors,
      Inc. ("First Pacific"), a registered investment adviser, had shared power to dispose or to direct the disposition of 2,041,500 shares of the Company's Common Stock and shared power to vote or to direct the voting of 1,713,400 of such shares. The business address of First Pacific is Suite 1200, 11400 West Olympic Boulevard, Los Angeles, California
      90064.

     Nicholas Company, Inc., Nicholas Fund, Inc., Albert O. Nicholas, and First Pacific each has represented that the shares of the Company's Common Stock which it or he is deemed to beneficially own were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     Federal securities laws require the Company's directors and officers and persons who own more than 10% of the outstanding shares of Common Stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports. Based solely upon the Company's review of the copies of these reports received by it and written representations that no other reports were required to be filed, the Company believes that, except for the forms reporting the July 1993 grant of stock options to the Company's officers pursuant to the 1989 Stock Incentive Plan (which were filed late), all filing requirements applicable to its directors, officers, and greater than 10% stockholders were met with respect to its fiscal year ended December 31, 1993.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     At the recommendation of the Audit Committee of the Board of Directors, Coopers & Lybrand has been appointed as independent public accountants for the Company for 1994, subject to approval by stockholders. The Board of Directors recommends a vote "FOR" approval of such appointment.

     Coopers & Lybrand has served as the Company's independent accountants for more than ten years. It is anticipated that a representative of Coopers & Lybrand will be present at the Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if the representative so desires.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matter which may be brought before the meeting, but it is intended that, as to any such other matter, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.

                             STOCKHOLDER PROPOSALS

     A proposal by a stockholder intended for inclusion in the Company's proxy statement and form of proxy for the 1995 Annual Meeting of Stockholders must be received by the Company, at 4770 Hickory Hill Road, Memphis, Tennessee 38141,
Attention: Secretary, on or before November 28, 1994, in order to be eligible for such inclusion.

                                                               PROXY
                                                          TBC CORPORATION
                                      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 28, 1994
                                   SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

    The undersigned holder(s) of Common Stock of TBC Corporation, a Delaware corporation (the "Company"), hereby appoint(s) Marvin
E. Bruce, Louis S. DiPasqua, and Stanley A. Freedman, and each or any of them, attorneys and proxies of the undersigned, with power of substitution, to vote all of the Common Stock which the undersigned is (are) entitled to vote at the Annual Meeting of
Stockholders of the Company to be held at the Adam's Mark Hotel, 939 Ridgelake Boulevard, Memphis, Tennessee, on Thursday, April
28, 1994, at 9:30 a.m., Central Daylight Savings Time, and at any adjournment thereof, as follows:

1. Election of Directors.

/ /   FOR all nominees listed below                         / /   WITHHOLD AUTHORITY to
      (except as marked to the contrary below)                    vote for all nominees listed below

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.

 Marvin E. Bruce            Robert E. Carroll, Jr.            Robert H. Dunlap

2. Approval of the appointment of Coopers & Lybrand as independent public accountants of the Company for the year ending December
   31, 1994.

                  / /   FOR       / /  AGAINST       / /   ABSTAIN

3. In their discretion, the attorneys and proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

/ / GRANT AUTHORITY                               / /    WITHHOLD AUTHORITY
    to vote                                              to vote

                  (Continued and to be signed on reverse side)

                          (Continued from other side)

    A VOTE FOR PROPOSALS 1 AND 2 AND GRANTING THE PROXIES DISCRETIONARY AUTHORITY IS RECOMMENDED BY THE BOARD OF DIRECTORS OF THE
COMPANY. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION
IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY
PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

    The undersigned acknowledges receipt of the Notice & Proxy Statement for the 1994 Annual Meeting of Stockholders and the Annual
Report to Stockholders for the year ended December 31, 1993.
                                                                                               Dated                   , 1994
                                                                                                     -------------------

                                                                                               ------------------------------

                                                                                               ------------------------------
                                                                                                      Signature(s)
                                                                                               Stockholders should date this
                                                                                               proxy and sign here exactly as
                                                                                               name appears at left. If stock
                                                                                               is held jointly, both owners
                                                                                               should sign this proxy.
                                                                                               Executors, administrators,
                                                                                               trustees, guardians and others
                                                                                               signing in a representative
                                                                                               capacity should indicate the
                                                                                               capacity in which they sign.
